Exhibit 5.2

MILBANK, TWEED, HADLEY & McCLOY LLP
NEW YORK 1-212-530-5000 LOS ANGELES 1-213-892-4000 WASHINGTON, D.C. 1-202-835-7500 FRANKFURT 49-69-71914-3400 MUNICH 49-89-25559-3600	10 GRESHAM STREET LONDON EC2V 7JD	SÃO PAULO, SP 55-11-3927-7700 BEIJING 86-10-5969-2700 HONG KONG 852-2971-4888 SINGAPORE 65-6428-2400 TOKYO 81-3-5410-2801
TEL: 44–20–7615–3000 FAX: 44–20–7615–3100
19 July 2011

Virgin Media Secured Finance PLC

Media House, Bartley Wood Business Park

Bartley Way

Hook, Hampshire

RG27 9UP

United Kingdom

Dear Sirs

1.	Introduction and Interpretation

1.1	We have acted as English counsel for and have taken instructions solely from Virgin Media Secured Finance PLC, a public limited company organised under the laws of England and Wales (the “Issuer”) and Virgin Media Inc., a Delaware corporation (the “Parent”) in connection with the Issuer’s offer (the “Exchange Offer”) to exchange up to $500,000,000 in aggregate principal amount of its new 5.25% Senior Secured Notes due 2021 and up to £650,00,000 in aggregate principal amount of its new 5.50% Senior Secured Notes due 2021 (collectively, the “Exchange Notes”), which are being registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 5.25% Senior Secured Notes due 2021 and 5.50% Senior Secured Notes due 2021, respectively, that were issued on March 3, 2011 (collectively, the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 19, 2011 (as it may be amended from time to time, the “Registration Statement”).

1.2	Pursuant to the terms of the Indenture (as defined below), the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, by the English Guarantors on the terms and subject to the conditions set forth in the Indenture. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.

MILBANK, TWEED, HADLEY & MCCLOY LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS. THE PARTNERS ARE ALL SOLICITORS OF THE SUPREME COURT OF ENGLAND & WALES OR REGISTERED FOREIGN LAWYERS AND A LIST OF THEIR NAMES AND PROFESSIONAL QUALIFICATIONS IS AVAILABLE FOR INSPECTION AT 10 GRESHAM STREET LONDON EC2V 7JD. THE FIRM IS REGULATED AS A MULTI-NATIONAL PARTNERSHIP BY THE SOLICITORS REGULATION AUTHORITY.

MILBANK, TWEED, HADLEY & McCLOY LLP

2.	Definitions

For the purposes of this Opinion:

(a)	“Certificates” means in the case of each of the English Companies, a director’s certificate and, in the case of each of the English Partnerships, a partners’ certificate, in each case dated July 19, 2011 and attaching copies of the relevant entity’s Constitutive Documents and Resolutions;

(b)	“Consent Letter” means the letter of consent dated February 10, 2011 from Telewest Limited, Virgin Media Wholesale Limited and Yorkshire Cable Communications Limited in respect of Birmingham Cable Limited and its subsidiaries;

(c)	“Constitutive Documents” means, in the case of each of the English Companies, its memorandum and articles of association and, in the case of each of the English Partnerships, the agreements and other instruments detailed and specified as such in part 3 of schedule 1 (The English Entities - The English Partnerships) hereto, in each case, as attached to the relevant Certificate for the relevant English Entity;

(d)	“Documents” means, together, the Indenture, the Notes and the Note Guarantees;

(e)	“English Companies” means each of the English Limited Liability Companies and each of the English Unlimited Liability Companies;

(f)	“English Entities” means each of the English Limited Liability Companies, each of the English Unlimited Liability Companies and each of the English Partnerships;

(g)	“English Guarantors” means each of the English Entities (other than the Issuer);

(h)	“English Limited Liability Companies” means each of the companies specified in part 1 of schedule 1 (The English Entities - The English Limited Liability Companies) hereto;

(i)	“English Partnerships” means the partnerships and joint ventures specified in part 3 of schedule 1 (The English Entities - The English Partnerships) hereto, whose respective current partners or joint venturers are listed against their respective names therein;

(j)	“English Unlimited Liability Companies” means each of the companies specified in part 2 of schedule 1 (The English Entities - The English Unlimited Liability Companies) hereto;

(k)	“Indenture” means the Indenture, dated as of March 3, 2011, among the Issuer, the Parent, Virgin Media Finance PLC, Virgin Media Investment Holdings Limited, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee and paying agent and The Bank of New York Mellon (Luxembourg) SA, as Luxembourg paying agent;

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(l)	“Note Guarantees” means the unsecured guarantee issued by the Parent and the secured guarantee issued by the English Guarantors, each in respect of the Notes; and

(m)	“Resolutions” means, in the case of each of the English Companies, written resolutions of the directors thereof and written resolutions of the members thereof and, in the case of each of the English Partnerships, written resolutions of the partners thereof, in each case, dated February 10, 2011 and relating to, amongst other things, the authorisation of the execution, delivery and performance of the Documents to which the relevant English Entity is a party and as attached to the relevant Certificate for the relevant English Entity.

3.	Documents and Enquiries

3.1	For the purposes of this opinion, we examined copies of, and relied on, the Documents, the Certificates, the Consent Letter, the Resolutions and the Constitutive Documents only.

3.2	On May 17 and May 18, 2011 we carried out company searches at the Companies Registry in respect of each of the English Companies using the Companies House database (CH Direct), but we have not conducted any further company searches since that date. Instead, we have relied on the Certificates which certify, inter alia, that there have been no additional amendments to the Constitutive Documents of the English Companies as at the date of the Certificates. The company searches we carried out on May 17 and May 18, 2011 revealed there to be no orders or resolutions for the winding up of any English Company and no notice of the appointment of a receiver or administrator in respect of any English Company. However, such searches are not conclusive, first because they do not reveal winding up petitions or petitions for administration orders and secondly because the requisite details of charges or notices may not be presented for filing (or filed) immediately.

3.3	In response to an enquiry that we made on July 19, 2011, we have been informed by the Central Registry of Winding up Petitions that they have no record of the presentation of any winding up petition or High Court petition for an administration order in respect of any English Company. However, the fact that there is no such record with such registry does not amount to confirmation that no such petition has been presented.

3.4	Except as otherwise stated herein, we have not:

(a)	examined any contracts, deeds, instruments or documents and we have not made any searches in respect of winding-up or similar petitions;

(b)	examined any corporate or other records of any English Entity or any other party to any of the Documents;

(c)	investigated whether any English Entity or any other party to any of the Documents is or will be, by reason of any of the transactions and matters contemplated by the Documents, in breach of any of its obligations under any other contract, deed, instrument or document; or

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(d)	made any enquiries concerning any English Entity or any other party to any of the Documents.

4.	Scope of Opinion

4.1	This opinion relates only to English law as at the date hereof (and is governed by English law) and the English courts shall have exclusive jurisdiction to hear and determine any dispute or claim relating to it.

4.2	We assume no responsibility to notify any addressee of this opinion of any change in English law after the date hereof. To the extent that the laws of any jurisdiction other than England and Wales may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

4.3	We express no opinion as to matters of fact or taxation.

4.4	This opinion is limited to the matters stated herein and is not to be read as extending by implication or otherwise to any other matter in connection with the Documents or the English Entities.

5.	Assumptions

In giving this opinion we have assumed the following:

5.1	All signatures, stamps and seals are genuine.

5.2	All documents submitted to us as originals are authentic and complete.

5.3	All documents submitted to us as copies or received by facsimile or other electronic transmission conform to the originals, and the original documents of which such copies, facsimiles or electronic copies have been supplied to us were authentic and complete.

5.4	All documents submitted to us in draft form have been or will be executed by the parties thereto in the same form as submitted to us without any amendment or modification thereto.

5.5	No amendments (whether oral, in writing or by conduct of the parties) have been made to the Documents since the dates thereof and there are no other arrangements between any of the parties to the Documents or otherwise which modify or supersede any of the terms thereof and no other matter which renders the Documents inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and, to the extent applicable, each of the Documents are or have been executed in the same form as the forms examined by us for the purposes of this opinion.

5.6

The Certificates and other documents on which we have expressed reliance in the giving of this opinion (and the factual statements in such Certificates or documents) remain accurate and: (a) there have been no changes made to such Certificates or documents (including to the Constitutive Documents of each of the English Entities as compared to the forms provided to us and certified as being in force under the Certificates) since the date of such Certificates or documents; (b) there is nothing that would have been disclosed by searches carried out on the date of this opinion that were not disclosed by

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the searches referred to in paragraph 2.2 above; and (c) the particulars disclosed by such searches are true, complete and up-to-date.

5.7	In relation to each party to each of the Documents (other than the English Entities), it is and was at all relevant times duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

5.8	In relation to each party to each Document (other than the English Entities), its execution, delivery and performance of such Document, is and was at all relevant times within its capacity and powers and its entry into such Document, has been validly authorised.

5.9	The Documents (substantially in the form examined by us) have been or will be duly executed (other than by the English Entities) and, where applicable, have been or will be delivered by all of the parties thereto.

5.10	The obligations expressed to be assumed by each of the parties to each of the Documents constitute their respective legally valid, binding and enforceable obligations under all applicable laws.

5.11	The copies of the Resolutions of each English Company provided to us in connection with the giving of this opinion are true copies of the written resolutions of all of the directors or members (as the case may be) of each English Company and such written resolutions have not been amended, rescinded or superseded and are in full force and effect and such directors or members (as the case may be), in resolving such matters, were acting in good faith.

5.12	The copies of the Resolutions of each English Partnership provided to us in connection with the giving of this opinion are true copies of the written resolutions of all of the partners of each English Partnership and such written resolutions have not been amended, rescinded or superseded and are in full force and effect and such partners, in resolving such matters, were acting in good faith.

5.13	In relation to any person or entity (other than any English Company) which has executed or will execute any of the Documents by or on behalf of any English Partnership, its execution of the Documents is and was at all relevant times within its capacity and powers and its execution thereof has been validly authorised and is binding on and enforceable against it.

5.14	None of the English Entities or any of the other parties to the Documents has passed a voluntary winding-up resolution and no petition or application has been presented to, or order made by, a court for the winding-up or dissolution of such party or an administration order made in respect of any such party and no receiver, administrator, administrative receiver, liquidator or similar officer has been appointed in respect of any such party or its assets and no equivalent or analogous events or actions have occurred or been taken in respect of any English Partnership.

5.15

No English Company was unable to pay its debts, within the meaning of section 123 of the Insolvency Act 1986, at the time it entered into any Document to which it is a party and no English Entity will be (or was), immediately after the execution of such

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Document, unable to pay its debts within the meaning of that section and no English Partnership was unable to pay its debts, within the meaning of any corresponding provision in any statute by which the English Partnerships are governed, at the time it entered in into any of the Documents to which it is a party.

5.16	No English Entity has been dissolved.

5.17	The execution by each English Company of each of the Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations thereunder (including the giving of any guarantees) is or was for the benefit of and in the best interests of such English Company and will promote such English Company’s success for the benefit of its members as a whole.

5.18	All representations as to fact made in the Documents and the Certificates were and remain accurate.

5.19	None of the parties to the documents to which this opinion relates was, is or will be seeking to achieve any purpose not apparent from the Documents.

5.20	There are no provisions of any laws other than the laws of England and Wales, which would have any implications for the opinions which we express and, insofar as any such other laws may be relevant, such other laws have been or will be complied with and there are no provisions of the laws of any other jurisdiction outside England and Wales which would be contravened by the execution, delivery and performance of the Documents, the consummation of the Exchange Offer or the granting of the Note Guarantees.

5.21	Each party to the Documents to which this opinion relates has complied with, and will at all relevant times comply with, all applicable anti-money laundering reporting requirements under the Proceeds of Crime Act 2002 and no person commits money laundering for the purposes of that Act in connection with the Documents or any business under them.

5.22	Those entities listed in part 3 of schedule 1 (The English Entities - The English Parlnerships) as partners of each English Partnership are, and at all relevant times were, the current and only partners thereof.

5.23	In relation to each English Partnership, the partners thereof are, and at all relevant times were, carrying on business between them in accordance with the terms of the Constitutive Document of such English Partnership as set out in part 3 of schedule 1 (The English Entities - The English Partnerships).

5.24	Any person who executes or has executed a Document as a partner of an English Partnership does or did so for the purposes of the business of that English Partnership carried on in the usual way.

5.25	There are, and at all relevant times were, no contractual or similar restrictions binding on the English Entities (other than those contained in the Documents or their respective Constitutive Documents) which would affect the conclusions in this opinion.

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5.26	Each individual signing any Document on behalf of any English Entity has individual, legal and mental capacity to execute such Documents and is not acting under duress.

6.	Opinions

Based on the foregoing, subject to any matters not disclosed to us and subject to the qualifications set out below, we give the following opinions:

6.1	Each of the English Limited Liability Companies is a private limited liability company (other than the Issuer and Virgin Media Finance PLC, which are public limited liability companies), and each of the English Unlimited Liability Companies is an unlimited liability company, in each case, duly incorporated and subsisting under the laws of England and Wales.

6.2	Each English Partnership is an English general partnership under the Partnership Act 1890.

6.3	Each of the English Companies has (or, as applicable, had) all requisite capacity and power to enter into, deliver and perform its obligations under the Documents to which it is a party and has taken all necessary corporate action to authorise the entry into, delivery and performance of its obligations thereunder. Each of the partners of each of the English Partnerships has approved the execution, delivery and performance by that English Partnership of the Documents to which that English Partnership is a party.

6.4	Each of the English Entities has duly executed the Documents to which it is a party.

7.	Qualifications

This opinion is subject to the following qualifications:

7.1	We express no opinion as to the validity or enforceability of any of the Documents to which any of the English Entities is a party nor any opinion as to the effectiveness, validity, enforceability or perfection or registration requirements of or in respect of any of the Note Guarantees.

7.2	We express no opinion as to whether any person will be prevented from acquiring Notes or taking the benefit of any Guarantee or may be required to divest itself of any Notes or any interest in the Guarantees.

7.3

The question under English law as to whether an arrangement constitutes a general partnership under the Partnership Act 1890 depends on, amongst other things, the conduct and intention of the relevant parties. As a result, it is possible that, based on an analysis of the conduct and intention of the partners at a specified point in time, an English court may conclude that the English Partnership in question does not constitute a general partnership under the Partnership Act 1890. In addition, we note that (i) the respective Constitutive Documents of the English Partnerships named Avon Cable Joint Venture and Telewest Communications (London South) Joint Venture in each case describe the proposed arrangements between the parties thereto as a “joint venture” rather than a partnership and (ii) in the case of the English Partnership named Telewest Communications (London South) Joint Venture, its Constitutive Documents provide that certain equipment used for the purpose of that English Partnership remains the

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exclusive property of the party that purchased it. An English court may give weight to these facts in determining the status of such arrangements and decide that, on balance, those arrangements do not constitute a general partnership under the Partnership Act 1890.

8.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Milbank, Tweed, Hadley & McCloy LLP.

MILBANK, TWEED, HADLEY & McCLOY LLP

SCHEDULE 1

THE ENGLISH ENTITIES

PART 1: THE ENGLISH LIMITED LIABILITY COMPANIES

	Company Name	Registered number
1.	Barnsley Cable Communications Limited	02466594
2.	BCMV Limited	03074517
3.	Birmingham Cable Limited	02244565
4.	Cable Camden Limited	01795642
5.	Cable Enfield Limited	02466511
6.	Cable Hackney & Islington Limited	01795641
7.	Cable Haringey Limited	01808589
8.	Doncaster Cable Communications Limited	02407940
9.	EuroBell (South West) Limited	01796131
10.	EuroBell (Sussex) Limited	02272340
11.	EuroBell (West Kent) Limited	02886001
12.	EuroBell Internet Services Limited	03172207
13.	Halifax Cable Communications Limited	02459173
14.	Middlesex Cable Limited	02460325
15.	NTL Business Limited	03076222
16.	Virgin Media Investments Limited	07108297
17.	Virgin Media Secured Finance PLC	07108352
18.	NTL Business Limited	03076222
19.	NTL Cambridge Limited	02154841
20.	NTL Midlands Limited	02357645
21.	Sheffield Cable Communications Limited	02465953
22.	Telewest Communications (Midlands and North West) Limited	02795350
23.	Telewest Communications (Midlands) Limited	01882074
24.	Telewest Communications Networks Limited	03071086
25.	Telewest UK Limited	04925679
26.	Virgin Media Business Limited (f/k/a Imminus Limited)	01785381
27.	Virgin Media Finance PLC	05061787
28.	Virgin Media Investment Holdings Limited	03173552
29.	Virgin Media Limited	02591237
30.	Virgin Media Payments Ltd	06024812

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	Company Name	Registered number
31.	Virgin Media SFA Finance Limited	07176280
32.	Virgin Media Wholesale Limited (f/k/a Telewest Communications Group Limited)	02514287
33.	VMWH Limited	07531816
34.	Virgin Mobile Group (UK) Limited	05050748
35.	Virgin Mobile Holdings (UK) Limited	03741555
36.	Virgin Mobile Telecoms Limited	03707664
37.	Virgin Net Limited	02833330
38.	VMIH Sub Limited	05316140
39.	Wakefield Cable Communications Limited	02400909
40.	X-Tant Limited	03580901

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PART 2: THE ENGLISH UNLIMITED LIABILITY COMPANIES

	Company Name	Registered number
1.	NTL Cablecomms Bolton	01883383
2.	NTL Cablecomms Bromley	02422195
3.	NTL Cablecomms Bury and Rochdale	02446183
4.	NTL Cablecomms Cheshire	02379804
5.	NTL Cablecomms Derby	02387713
6.	NTL Cablecomms Greater Manchester	02407924
7.	NTL Kirklees	02495460
8.	NTL Cablecomms Macclesfield	02459067
9.	NTL Cablecomms Oldham and Tameside	02446185
10.	NTL Cablecomms Solent	02422654
11.	NTL Cablecomms Staffordshire	02379800
12.	NTL Cablecomms Stockport	02443484
13.	NTL Cablecomms Surrey	02531586
14.	NTL Cablecomms Sussex	02266092
15.	NTL Cablecomms Wessex	02410378
16.	NTL Cablecomms Wirral	02531604
17.	NTL Wirral Telephone and Cable TV Company	02511873

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PART 3: THE ENGLISH PARTNERSHIPS

	Partnership Name	Constitutive Documents	Current Partners
1.	Telewest Communications (North East) Partnership	Partnership agreement dated August 31, 1990 between (1) US Cable of Tyneside, Inc., US West U.K. Cable, Inc., US Cable of Newcastle, Inc. and Morgan Cable Limited (together trading together as ‘Tyneside Cable Partnership”) (2) Comment Cablevision North East Limited and (3) Comment Cablevision Tyneside Limited.	Tyneside Cable Limited Partnership Telewest Communications (North East) Limited Telewest Communications (Tyneside) Limited
Subsequent agreement of November 16, 1992 changed the name of the Partnership to the “United Artists Communications (North East) Partnership”.
Subsequent agreement of July 11, 1996 changed the name of the Partnership to the “Telewest Communications (North East) Partnership”.
2.	AvonCable Joint Venture	Joint venture agreement dated May 8, 1990 between (1) United Artists Avon Partnership Holdings Ltd, a Colorado limited partnership, U.S. West Avon Partnership Holdings, Inc. and Avon Cable Investments Ltd together trading as “Avon Cable Partnership” and (2) United Artists Communications (Avon) Ltd.	Avon Cable Limited Partnership Telewest Communications (South West) Limited
3.	Telewest Communications (London South) Joint Venture	Joint venture agreement dated March 27, 1985 between (1) Cablevision-UK Limited and Crystal Palace Radio Limited, trading together as Croydon Cable Partnership and (2) Croydon Cable Television Limited, amended by subsequent agreement between the parties, dated March 3, 1987.	LondonSouth Cable Partnership Telewest Communications (London South) Limited